Exhibit 99.1

News Release
FIS Reports Third Quarter 2022 Results
•Increased revenue 3% on a GAAP basis and 5% on an organic basis to $3.6 billion
•Generated Diluted EPS of $0.41 and Adjusted EPS of $1.74
•Returned $1.3 billion of capital to shareholders through share repurchases and dividends paid
•Announcing Enterprise Transformation Program targeting at least $500 million in cash savings
JACKSONVILLE, Fla., November 3, 2022 - FIS® (NYSE:FIS), a global leader in financial services technology, today reported its third quarter 2022 results.

“Despite deteriorating macroeconomic conditions, FIS delivered third quarter revenue and earnings in-line with its prior outlook. We are taking actions to ensure the company is well positioned to drive profitable growth as we continue to face an uncertain macro-environment," said Gary Norcross, FIS Chairman and Chief Executive Officer. “I am excited about the future of FIS under the strategic leadership of accomplished executive, Stephanie Ferris, who will assume the CEO role effective January 1, 2023. I look forward to our continued collaboration as I transition to my new role as FIS' Executive Chairman of the Board.”

Third Quarter 2022
On a GAAP basis, revenue increased by approximately $100 million, or 3% as compared to the prior-year period, to $3.6 billion. Net earnings attributable to common stockholders were $249 million or $0.41 per diluted share.

On an organic basis, revenue increased 5% as compared to the prior-year period. Adjusted net earnings decreased 1% as compared to the prior-year period to $1.1 billion, and adjusted net earnings per share increased 1% to $1.74 per diluted share.

($ millions, except per share data, unaudited)	Three Months Ended September 30,
			%	Constant	Organic
	2022	2021	Change	Currency	Growth
Revenue	$3,604	$3,507	3%	5%	5%
Banking Solutions	1,680	1,610	4%	6%	6%
Merchant Solutions	1,180	1,161	2%	6%	5%
Capital Market Solutions	671	654	3%	6%	6%
Corporate and Other	73	82	(13)%	(10)%
Adjusted EBITDA	$1,575	$1,585	(1)%
Adjusted EBITDA Margin	43.7%	45.2%	(150) bps
Net earnings attributable to FIS common stockholders (GAAP)	$249	$158	*
Diluted EPS (GAAP)	$0.41	$0.26	*
Adjusted net earnings	$1,054	$1,070	(1)%
Adjusted EPS	$1.74	$1.73	1%
* Indicates comparison not meaningful

Operating Segment Information
• Banking Solutions:
Revenue increased by 4% on a GAAP basis, and 6% on an organic basis as compared to the prior-year period to $1.7 billion due to continued strength in recurring revenue and timing of license sales. Adjusted EBITDA margin contracted by 320 basis points as compared to the prior-year period to 42.9% primarily driven by ongoing cost inflation, a reduction in pandemic-related revenue as compared to the prior-year period, and recent onboarding of several large outsourcing contracts.

• Merchant Solutions:
Revenue increased by 2% on a GAAP basis, 5% on an organic basis as compared to the prior-year period to $1.2 billion. Adjusted EBITDA margin contracted by 430 basis points to 47.4% primarily due to inflationary cost pressures and accelerated investment in e-commerce and Payrix sales channels to capitalize on developing secular growth trends. In the quarter, global volume increased 3% on a reported basis and 6% on a constant currency basis, as compared to the prior-year period to $544 billion. US volume increased 5% and transactions increased 2% as compared to the prior-year period. Excluding the impact of a large PayFac client, global volume increased 4% on a reported basis and 8% on a constant currency basis, US volume increased 7%, and transactions increased 3% as compared to the prior-year period.

Additional Merchant Disclosure

	Three Months Ended September 30,
			%	Constant
	2022	2021	Change	Currency
Revenue ($M)	$1,180	$1,161	2%	6%
Global Volume[1] ($B)	$544	$530	3%	6%
US Volume[1] ($B)	$412	$392	5%	5%
Transactions[2] (B)	12.2	12.0	2%	2%

1 Volume refers to the total dollar value of the transactions processed during the stated period.
2 Transaction refers to an instance of buying or selling a good or service in exchange for money.

•Capital Market Solutions:
Revenue increased by 3% on a GAAP basis and 6% on an organic basis as compared to the prior-year period to $671 million. Adjusted EBITDA increased by 4% as compared to the prior-year period to $330 million. Adjusted EBITDA margin expanded by 90 basis points over the prior-year period to 49.3% primarily due to continued expense management and operating leverage.

•Corporate and Other:
Revenue decreased by (13)% as compared to the prior-year period to $73 million due to a divestiture of a non-core business in the third quarter of 2022, as well as client attrition in our non-strategic businesses. Adjusted EBITDA loss was $36 million, including $58 million of corporate expenses.

Balance Sheet and Cash Flows
As of September 30, 2022, debt outstanding totaled $18.9 billion. Third quarter net cash provided by operating activities was $878 million, and free cash flow was $684 million. In the quarter, the Company returned $1.3 billion to shareholders through $1,021 million of share repurchases and $284 million of dividends paid. The Company remains committed to increasing the annual dividend by 20% or greater until reaching a payout ratio of approximately 35% and continues to view share repurchase as the default use of excess free cash flow.

CEO Succession
The Company announced on October 18th that effective January 1, 2023, Gary Norcross will assume a new full-time role as Executive Chairman of the FIS Board of Directors and Stephanie Ferris, President of FIS, will assume the role of FIS President and Chief Executive Officer (CEO). She has also been appointed to the FIS Board of Directors effective as of October 18th.

Updates Fourth Quarter and Full-Year 2022 Guidance
The Company updated its fourth quarter and full-year 2022 guidance to align with changes in the macroeconomic environment, reduced visibility pertaining to non-recurring revenue streams, incremental costs associated with ongoing inflation, and new sales timing.

Fourth Quarter and Full-Year 2022 Guidance

($ millions, except share data)	4Q 2022	FY 2022
Revenue	$3,656 - $3,706	$14,470 - $14,520
Diluted EPS (GAAP)	$0.39 - $0.49	$1.45 - $1.55
Adjusted EPS (Non-GAAP)	$1.66 - $1.72	$6.60 - $6.66

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EDT) on Thursday, November 3, 2022. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading provider of technology solutions for financial institutions and businesses of all sizes and across any industry globally. We enable the movement of commerce by unlocking the financial technology that powers the world’s economy. Our employees are dedicated to advancing the way the world pays, banks and invests through our trusted innovation, system performance and flexible architecture. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures and excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported operating segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS. When referring to organic revenue growth, revenues from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses, are excluded.

Adjusted EBITDA reflects net earnings before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, or that otherwise improve the comparability of operating results across reporting periods by their exclusion. It also excludes incremental and direct costs resulting from the COVID-19 pandemic. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature, or that otherwise improve the comparability of operating results across reporting periods by their exclusion. It also excludes the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring. It also excludes incremental and direct costs resulting from the COVID-19 pandemic.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, including incremental and direct costs resulting from the COVID-19 pandemic, less capital expenditures excluding capital expenditures related to the Company’s new headquarters. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements

This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance or projections of the Company, projected revenue or expense synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases, the Company’s sales pipeline and anticipated profitability and growth, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, a recession, intensified international hostilities, acts of terrorism, increased rates of inflation or interest, changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the outbreak or recurrence of the novel coronavirus and any related variants (“COVID-19”) and measures to reduce its spread, including the impact of governmental or voluntary actions such as business shutdowns and stay-at-home orders in certain geographies;
•the duration, including any recurrence, of the COVID-19 pandemic and its impacts, including reductions in consumer and business spending, and instability of the financial markets in heavily impacted areas across the globe;
•the economic and other impacts of COVID-19 on our clients which affect the sales of our solutions and services and the implementation of such solutions;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;

•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, the duration and impact of the COVID-19 pandemic, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•the risk that policies and resulting actions of the current administration in the U.S. may result in additional regulations and executive orders, as well as additional regulatory and tax costs;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, in our quarterly reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing Officer	Senior Vice President
FIS Global Marketing and Corporate Communications	Head of Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
November 3, 2022

Exhibit A    Condensed Consolidated Statements of Earnings - Unaudited for the three and nine months ended September 30, 2022 and 2021

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of September 30, 2022, and December 31, 2021

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the nine months ended September 30, 2022 and 2021

Exhibit D    Supplemental Non-GAAP Financial Information - Unaudited for the three and nine months ended September 30, 2022 and 2021

Exhibit E    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three and nine months ended September 30, 2022 and 2021

Exhibit F    Supplemental GAAP to Non-GAAP Reconciliations on Guidance - Unaudited for the three months and full year ended December 31, 2022

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenue	$3,604	$3,507	$10,814	$10,205
Cost of revenue	2,148	2,178	6,624	6,431
Gross profit	1,456	1,329	4,190	3,774
Selling, general, and administrative expenses	977	989	3,093	2,972
Asset impairments	17	202	104	202
Operating income	462	138	993	600
Other income (expense):
Interest expense, net	(76)	(46)	(166)	(169)
Other income (expense), net	(41)	110	51	(58)
Total other income (expense), net	(117)	64	(115)	(227)
Earnings before income taxes and equity method investment earnings (loss)	345	202	878	373
Provision (benefit) for income taxes	91	41	223	246
Equity method investment earnings (loss)	—	—	—	6
Net earnings	254	161	655	133
Net (earnings) loss attributable to noncontrolling interest	(5)	(3)	(9)	(7)
Net earnings attributable to FIS common stockholders	$249	$158	$646	$126

Net earnings per share-basic attributable to FIS common stockholders	$0.41	$0.26	$1.06	$0.20
Weighted average shares outstanding-basic	605	613	608	618
Net earnings per share-diluted attributable to FIS common stockholders	$0.41	$0.26	$1.06	$0.20
Weighted average shares outstanding-diluted	607	619	611	623

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,932	$2,010
Settlement assets	4,359	4,020
Trade receivables, net	3,373	3,772
Other receivables	293	355
Prepaid expenses and other current assets	636	551
Total current assets	10,593	10,708
Property and equipment, net	839	949
Goodwill	51,014	53,330
Intangible assets, net	9,200	11,539
Software, net	3,131	3,299
Other noncurrent assets	2,549	2,137
Deferred contract costs, net	991	969
Total assets	$78,317	$82,931

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,476	$2,864
Settlement payables	5,076	5,295
Deferred revenue	712	779
Short-term borrowings	2,422	3,911
Current portion of long-term debt	2,985	1,617
Total current liabilities	13,671	14,466
Long-term debt, excluding current portion	13,509	14,825
Deferred income taxes	3,691	4,193
Other noncurrent liabilities	1,931	1,915
Total liabilities	32,802	35,399

Redeemable noncontrolling interest	178	174

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,726	46,466
Retained earnings	2,673	2,889
Accumulated other comprehensive earnings (loss)	(392)	252
Treasury stock, at cost	(3,685)	(2,266)
Total FIS stockholders’ equity	45,328	47,347
Noncontrolling interest	9	11
Total equity	45,337	47,358
Total liabilities, redeemable noncontrolling interest and equity	$78,317	$82,931

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net earnings	$655	$133
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,920	2,981
Amortization of debt issuance costs	23	22
Asset impairments	104	202
Loss (gain) on sale of businesses, investments and other	(13)	(233)
Loss on extinguishment of debt	—	528
Stock-based compensation	198	320
Deferred income taxes	(519)	(35)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	161	(229)
Settlement activity	(38)	575
Prepaid expenses and other assets	(250)	(350)
Deferred contract costs	(314)	(323)
Deferred revenue	(59)	(12)
Accounts payable, accrued liabilities and other liabilities	(70)	118
Net cash provided by operating activities	2,798	3,697

Cash flows from investing activities:
Additions to property and equipment	(216)	(193)
Additions to software	(867)	(684)
Settlement of net investment hedge cross-currency interest rate swaps	684	(24)
Net proceeds from sale of businesses and investments	12	370
Other investing activities, net	219	(66)
Net cash provided by (used in) investing activities	(168)	(597)

Cash flows from financing activities:
Borrowings	50,006	40,569
Repayment of borrowings and other financing obligations	(49,349)	(40,644)
Debt issuance costs	(23)	(74)
Net proceeds from stock issued under stock-based compensation plans	53	87
Treasury stock activity	(1,390)	(2,113)
Dividends paid	(858)	(724)
Other financing activities, net	(329)	(138)
Net cash provided by (used in) financing activities	(1,890)	(3,037)

Effect of foreign currency exchange rate changes on cash	(782)	(57)
Net increase (decrease) in cash, cash equivalents and restricted cash	(42)	6
Cash, cash equivalents and restricted cash, beginning of period	4,283	4,030
Cash, cash equivalents and restricted cash, end of period	$4,241	$4,036

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

							Exhibit D

	Three months ended September 30,
	2022			2021
			Constant		Acquisition &
			Currency		Divestiture	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustment	Base	Growth
Banking Solutions	$1,680	$21	$1,702	$1,610	$—	$1,610	6%
Merchant Solutions	1,180	49	1,230	1,161	16	1,176	5%
Capital Market Solutions	671	20	691	654	—	654	6%
Corporate and Other	73	2	74	82	—	83	N/A
Total (1)	$3,604	$92	$3,696	$3,507	$16	$3,523	5%

	Nine months ended September 30,
	2022			2021
			Constant		Acquisition &
			Currency		Divestiture	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustment	Base	Growth
Banking Solutions	$4,988	$36	$5,024	$4,729	$—	$4,729	6%
Merchant Solutions	3,595	96	3,691	3,303	44	3,347	10%
Capital Market Solutions	1,992	38	2,030	1,908	—	1,908	6%
Corporate and Other	239	5	244	265	—	265	N/A
Total (1)	$10,814	$175	$10,989	$10,205	$44	$10,249	8%

Amounts in tables may not sum or calculate due to rounding.

(1)Total organic growth excludes Corporate and Other.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended	Nine months ended
	September 30, 2022	September 30, 2022
Net cash provided by operating activities	$878	$2,798
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	187	469
Settlement activity	(67)	38
Adjusted cash flows from operations	998	3,305
Capital expenditures (2)	(314)	(1,029)
Free cash flow	$684	$2,276

	Three months ended	Nine months ended
	September 30, 2021	September 30, 2021
Net cash provided by operating activities	$1,833	$3,697
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	117	383
Settlement activity	(565)	(575)
Adjusted cash flows from operations	1,385	3,505
Capital expenditures (2)	(238)	(797)
Free cash flow	$1,147	$2,708

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)Adjusted cash flows from operations and free cash flow for the three and nine months ended September 30, 2022 and 2021, exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $19 million and $20 million for the three months and $69 million and $65 million for the nine months ended September 30, 2022 and 2021, respectively.

(2)Capital expenditures for free cash flow exclude capital spend related to the construction of our new headquarters totaling $17 million and $27 million for the three months and $54 million and $80 million for the nine months ended September 30, 2022 and 2021, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net earnings attributable to FIS common stockholders	$249	$158	$646	$126
Provision (benefit) for income taxes	91	41	223	246
Interest expense, net	76	46	166	169
Other, net	46	(107)	(42)	59

Operating income, as reported	462	138	993	600
Depreciation and amortization, excluding purchase accounting amortization	324	344	1,035	918
Non-GAAP adjustments:
Purchase accounting amortization (1)	608	714	1,885	2,063
Acquisition, integration and other costs (2)	164	187	574	629
Asset impairments (3)	17	202	104	202
Adjusted EBITDA	$1,575	$1,585	$4,591	$4,412

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Earnings before income taxes and equity method investment earnings (loss)	$345	$202	$878	$373
(Provision) benefit for income taxes	(91)	(41)	(223)	(246)
Equity method investment earnings (loss)	—	—	—	6
Net (earnings) loss attributable to noncontrolling interest	(5)	(3)	(9)	(7)
Net earnings attributable to FIS common stockholders	249	158	646	126
Non-GAAP adjustments:
Purchase accounting amortization (1)	608	714	1,885	2,063
Acquisition, integration and other costs (2)	194	247	698	689
Asset impairments (3)	17	202	104	202
Non-operating (income) expense (4)	41	(110)	(51)	58
Equity method investment (earnings) loss (5)	—	—	—	(6)
Tax rate change (6)	—	—	—	178
(Provision) benefit for income taxes on non-GAAP adjustments	(55)	(141)	(268)	(423)
Total non-GAAP adjustments	805	912	2,368	2,761
Adjusted net earnings	$1,054	$1,070	$3,014	$2,887

Net earnings per share-diluted attributable to FIS common stockholders	$0.41	$0.26	$1.06	$0.20
Non-GAAP adjustments:
Purchase accounting amortization (1)	1.00	1.15	3.09	3.31
Acquisition, integration and other costs (2)	0.32	0.40	1.14	1.11
Asset impairments (3)	0.03	0.33	0.17	0.32
Non-operating (income) expense (4)	0.07	(0.18)	(0.08)	0.09
Equity method investment (earnings) loss (5)	—	—	—	(0.01)
Tax rate change (6)	—	—	—	0.29
(Provision) benefit for income taxes on non-GAAP adjustments	(0.09)	(0.23)	(0.44)	(0.68)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.74	$1.73	$4.94	$4.63
Weighted average shares outstanding-diluted	607	619	611	623

Amounts in table may not sum or calculate due to rounding.

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three and nine months ended September 30, 2022 and 2021.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. This item also includes $9 million and $42 million for the three months and $52 million and $42 million for the nine months ended September 30, 2022 and 2021, respectively, of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain acquired software driven by the Company's platform modernization. Our platform modernization focuses on accelerating the modernization of our strategic applications and sunsetting of our redundant platforms and creating a componentized cloud-native set of capabilities that can be consumed by clients as end-to-end business applications or as individual components. The Company has excluded the impact of purchase price amortization expense, as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents acquisition and integration costs primarily related to the acquisition of Worldpay as well as certain other costs, including $60 million and $64 million for the three months and $220 million and $64 million for the nine months ended September 30, 2022 and 2021, respectively, primarily associated with the Company's platform modernization described in Note (1). These other costs also included severance and other termination expenses associated with enterprise cost control initiatives and changes in senior management totaling $17 million and $2 million for the three months and $60 million and $17 million for the nine months ended September 30, 2022 and 2021, respectively. These other costs also included stock-based compensation expense, primarily resulting from one-time performance-related awards, totaling $30 million and $42 million for the three months and $94 million and $114 million for the nine months ended September 30, 2022 and 2021, respectively. For the nine months ended September 30, 2021, this item also includes $104 million in accelerated stock compensation expense to reflect the impact of establishing a Qualified Retirement Equity Program that modified unvested equity awards outstanding at January 1, 2021. For the three and nine months ended September 30, 2021, this item included costs related to data center consolidation activities totaling $4 million and $32 million and incremental costs directly related to COVID-19 totaling $14 million and $33 million, respectively. For purposes of calculating Adjusted net earnings, this item includes $30 million and $60 million for the three months and $123 million and $60 million for the nine months ended September 30, 2022 and 2021, respectively, of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company's platform modernization described in Note (1). The incremental amortization expenses are included in the Depreciation and amortization, excluding purchase accounting amortization line item within the Adjusted EBITDA reconciliation.

(3)For the three months ended September 30, 2022, this item primarily includes impairment of certain software driven by the Company's Platform initiatives described in Note (1). For the nine months ended September 30, 2022, this item also includes impairment of real estate-related assets as a result of office space reductions and $26 million related to the impairment of a non-strategic business. For the three and nine months ended September 30, 2021, this item represents impairment of certain software and deferred contract cost assets driven by the aforementioned Company's Platform initiatives.

(4)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. This item includes the impact of changes in fair value of certain preferred stock assets and related liabilities owed to former legacy Worldpay owners, representing a net change of $14 million and $(3) million for the three months ended and $63 million and $12 million for the nine months ended September 30, 2022 and 2021, respectively. This item also includes net gains on equity security investments without readily determinable fair values of $5 million and $126 million for the three months and $52 million and $214 million

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

for the nine months ended September 30, 2022 and 2021, respectively. For the nine months ended September 30, 2021, this item also includes $225 million related to the gain on the sale of our equity ownership interest in Cardinal Holdings, LP and a loss on extinguishment of debt of approximately $528 million relating to tender premiums, make-whole amounts, and fees; the write-off of unamortized bond discounts and debt issuance costs; and losses on related derivative instruments.

(5)This item represents our equity method investment earnings or loss and was predominantly due to our equity ownership interest in Cardinal Holdings, LP, which was sold on April 29, 2021.

(6)This item represents the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 19% to 25% effective April 1, 2023, enacted on June 10, 2021.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS ON GUIDANCE — UNAUDITED
(In millions, except per share amounts)
Exhibit F

	Three months ended		Year ended
	December 31, 2022		December 31, 2022
	Low	High	Low	High

Net earnings per share-diluted attributable to FIS common stockholders	$0.39	$0.49	$1.45	$1.55

Estimated adjustments (1)	1.27	1.23	5.15	5.11

Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.66	$1.72	$6.60	$6.66

(1)Estimated adjustments include purchase accounting amortization, acquisition, integration and other costs, and other items, net of tax impact.